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Duravest Signs Engagement With RSM McGladrey to Move Forward on its Subsidiary Valuation Requirements
Duravest takes further steps towards becoming current in its SEC filings

CHICAGO, IL--(MARKET WIRE)--Jun 27, 2006--Duravest, Inc. (OTC: DUVT.PK) (XETRA: DUV.DE), a unique company that is leading the way in strategically acquiring, developing, and accelerating next-generation convergent medical technology firms, has signed an engagement today with the accounting firm RSM McGladrey in order to provide value calculations of certain intangibles of its Estracure subsidiary. The move is another step in the company’s progress in becoming current in its SEC filings.

RSM McGladrey has been hired by Duravest specifically to provide value calculations of certain intangible assets to be used in assisting management in complying with the requirements of SFAS 141 (Statement of Financial Accounting Standard), Business Combinations. RSM McGladrey, Inc. with offices in 22 states (and as part of an international network encompassing 70 countries) is a leading business consulting, accounting, and tax firm that focuses on mid-sized companies.

Dr. Ogan Gurel, Duravest CEO, noted, “We are very pleased to be working with RSM McGladrey going forward on this important project, which is a significant component of Duravest’s efforts to become up-to-date with its SEC requirements.”

Duravest, Inc.
Duravest, Inc. (OTC: DUVT.PK) (XETRA: DUV.DE) is a publicly traded holding company that initiates and develops strategic investments in next-generation convergent medical technologies. Duravest currently has two subsidiaries: Estracure, Inc. - based in Montreal, Canada - which is developing a next-generation coronary stent based on proprietary 17-beta-estradiol and PST, GmbH - based in Munich, Germany - which currently markets patented bio-magnetic therapies for a number of orthopedic conditions and their associated pain management. Estracure is developing a next-generation stent that specifically addresses potential safety issues with the current generation of coronary drug-eluting stents and thus represents not just a potential niche player but a replacement product in the market. The active agent in the Estracure stent - 17-beta-estradiol - has a pro-healing effect (by stimulating re-endothelialization) that has been documented by extensive in vitro and in vivo studies.

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